UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOTHEBY’S

(Name of the Registrant as Specified in its Charter)

THIRD POINT LLC

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT REINSURANCE CO. LTD.

LYXOR/THIRD POINT FUND LIMITED

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

DANIEL S. LOEB

HARRY J. WILSON

OLIVIER REZA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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This filing contains a press release distributed by Third Point LLC (“Third Point”) on April 21, 2014.

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On March 28, 2014, Third Point, certain of its affiliates and associates, Mr. Harry J. Wilson, and Mr. Olivier Reza (the “Group”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to Sotheby’s stockholders a definitive proxy statement (the “Proxy Statement”) in connection with Sotheby’s 2014 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF SOTHEBY’S TO READ THE GROUP’S PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE GROUP’S PARTICIPANTS IN SUCH PROXY SOLICITATION. THE GROUP’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

FOR IMMEDIATE RELEASE

Third Point (NYSE: TPRE; LSE: TPOU LN) Urges Sotheby’s Stockholders to Support Its Slate of Independent and Highly Qualified Nominees: Vote the White Proxy Card Today!

NEW YORK, NEW YORK, April 21, 2014: Third Point released this letter to its fellow Sotheby’s (the “Company”) shareholders, calling on them to vote for “Shareholder Slate” Director nominees Daniel S. Loeb, Harry J. Wilson, and Olivier Reza instead of the Company’s nominees Jessica Bibliowicz, Robert Taubman, and Daniel Meyer (the “Sotheby’s Three”) at this year’s Annual Meeting.

Dear Fellow Shareholder:

Third Point has nominated the Shareholder Slate because we are convinced that having an owner’s perspective in the Boardroom yields better results, that this Board is in dire need of fresh insights, and that our candidates are more qualified than the Company’s emissaries we are seeking to replace. We are confident that adding three shareholder voices to this twelve-person Board will do more to improve Sotheby’s long-term growth and increase its share price than would rubber-stamping the Company’s latest set of hand-picked nominees.

Two weeks ago, Sotheby’s released a presentation disparaging the Shareholder Slate. The Company made false statements, and used disingenuous criticism as well as misleading quotations to demean our nominees’ qualifications. This approach should not surprise anyone given that this is the same Sotheby’s that called 2013 a “record year” when the facts showed earnings-per-share were down 42% from their prior peak in 2007.

Had the Sotheby’s Board bothered to formally interview our Director nominees, it could not possibly have declared them unqualified. On a head-to-head basis, we are confident our nominees have more relevant experience, more impressive track records of long-term value creation, and will bring more valuable insight to better represent Sotheby’s shareholders. We believe you will agree and ask that you support the Shareholder Slate by voting your white proxy card today.

Daniel S. Loeb vs. Jessica Bibliowicz

Dan is the Founder and Chief Executive Officer of Third Point, one of the world’s most respected and successful asset management firms. Since founding the firm in 1995, he and his team have compiled a cumulative net return for investors of 3,644% and generated net annualized returns of approximately 21.2%, more than doubling the S&P’s return over the same period with significantly less volatility.

In February, Sotheby’s offered Dan a single seat on its Board of Directors. It is obviously perplexing that this group would have done so if they believed he had nothing to bring to the table, as they stated in their presentation two weeks ago. What facts changed? Surely there must be an answer beyond Sotheby’s stated reason, which can be characterized as “we were willing to put a person we judged to be unqualified on the Board if he agreed not to mount a public proxy contest against us”. Without an explanation or even an acknowledgement of this obvious inconsistency, shareholders cannot help but ask whether the legacy Directors are capable of making long-term, well-reasoned decisions about who should serve on the Board.

Unlike the Company – which strained the bounds of credulity by dismissing Dan’s experience as irrelevant – we believe his tenure as a Director at Yahoo! Inc. (“Yahoo!”) is directly applicable to Sotheby’s and instructive for investors considering which nominees are most qualified to serve on the Board.

Like Sotheby’s today, Yahoo! in 2011 was suffering from a cultural malaise brought about by a long-serving Board that stood by as the company fell behind in a rapidly changing world. As was the case in Yahoo!, Sotheby’s mediocre performance has been camouflaged by factors beyond the Board’s control (in this case, enormous tailwinds from global growth in sales of luxury goods). Ultimately, Yahoo! settled its proxy contest with Third Point and agreed to appoint three of Third Point’s nominees to the Board.

Dan and his Yahoo! slate are generally acknowledged to have been the leaders in hiring Yahoo!’s CEO Marissa Mayer, settling potentially damaging litigation against Facebook, earning hundreds of millions of dollars for investors by advocating for the hedging of currency exposure, overseeing numerous acquisitions of mobile internet companies, and bringing accountability and better processes to the Board. The Third Point directors worked collaboratively and constructively with their fellow Board members to reach consensus on each of these important issues. Although Third Point does not take all the credit for the move in Yahoo!’s stock price, it is instructive to note that an investor who purchased shares on the date of Third Point’s initial 13D filing in September 2011 and continues to own them today would have seen the investment rise by approximately 152%. Even since Third Point sold the majority of its stake back to the Company at its request in July 2013, Yahoo!’s shares have risen by an additional 25%.

Finally, evidence exists that Dan’s engagement with the Sotheby’s Board has already benefited shareholders. Since Third Point announced its investment in Sotheby’s in October 2013, direct lines can be drawn between our calls for change and the Company’s overdue capital allocation improvements. There is tangible proof – in the form of an expanded capital return policy, a commitment to monetize real estate assets, an initial attempt at cost cutting, and a new CFO – that Third Point’s direct engagement with the Board benefits shareholders.

Sotheby’s has nominated Jessica Bibliowicz, whom we are familiar with because she is a respected and accomplished businesswoman. However, in our opinion, her skills and experience are not particularly relevant to being a director of Sotheby’s. In contrast to Dan’s skills of finding and unlocking shareholder value honed over almost three decades as a professional investor, Ms. Bibliowicz has spent the bulk of her career in the retail investment advisory business. Her sole connection to Sotheby’s appears to be a directorship for less than one year at Realogy, a privately-owned company that licenses the Sotheby’s name to sell real estate. She has not, to our knowledge, purchased any Sotheby’s stock.

Why Elect Daniel Loeb vs. Jessica Bibliowicz?

Dan will be relentless in demanding top performance from both management and his fellow Board members by combining his long-term vision for the Company with a sense of urgency. Sotheby’s shareholders have already seen the benefits of this approach. While the Company claims Dan would not add any “incremental, relevant skills experience or expertise” to the Board (a familiar refrain we have heard from other entrenched management teams fearful of scrutiny and accountability1), certainly both Third Point’s own investors and any Yahoo! shareholder would disagree. Dan brings to Sotheby’s more directly applicable experience, a true “owner’s perspective”, and a substantial track record of success not only in guiding his own firm but also in making significant contributions to public companies and their shareholders.

Harry Wilson vs. Danny Meyer

Harry spent the first 15 years of his career investing across a broad range of industries, applying private equity discipline and insights to new situations. Many of those situations involved companies like Sotheby’s that were substantially under-managed. In these cases, Harry worked successfully with management and his fellow directors – often serving as the lead director – to improve operations and create substantial shareholder value.

[1]	“The board continues to believe that Mr. Loeb himself does not bring the relevant skill set and experience to the board, particularly in comparison to the candidates selected by the board.” Yahoo! Board Letter to Shareholders, May 2, 2012. https://investor.yahoo.net/releasedetail.cfm?releaseid=669584.

Over the last several years, Harry has focused his efforts on playing a critical leadership role in some of the largest corporate transformations in the country. Highlights of his experience include General Motors, where he served as the U.S. Treasury’s lead person responsible for the restructuring; Yahoo!, in partnership with Dan and Third Point; Visteon, where Harry continues to serve on the Board and was a key player in a transformation that unlocked substantial shareholder value; and YRC Worldwide, where Harry recruited a new board (including himself) and management team that has overseen a nearly five-fold increase in operating profit in less than three years. Nationally recognized for his success in leading turnarounds, Harry’s approach typically includes collaborating with management and board teams, applying private equity disciplines and insights to help develop better business models, and establishing frameworks to hold management teams accountable. His approach has consistently created significant shareholder value across a wide range of industries in businesses far larger and more complex than Sotheby’s.

Despite the voluminous public record on all of the above situations, Sotheby’s suggested that Harry’s experience relates only narrowly to distressed debt investing and the automotive industry. Perhaps if they had bothered to interview Harry, they could have more accurately characterized the breadth of his experience.

Third Point has respect for Danny Meyer’s abilities as a restaurateur, but it is unclear what required skill set he brings to the Boardroom. If Sotheby’s deemed Harry’s extensive service on corporate Boards to be irrelevant because they (inaccurately) argued that he has focused on industrials, surely Mr. Meyer’s experience in purveying food is at best equally inapplicable to selling luxury art, jewelry and other items. Once again, the Board’s processes for determining Directors’ qualifications seem confused.

Finally, Mr. Meyer is presumably a man of significant means yet to our knowledge, unlike Harry, he has never purchased a single share of Sotheby’s stock in the open market.

Why Elect Harry Wilson vs. Danny Meyer?

Harry is a proven leader and highly effective board member. In addition to his deep turnaround and operational improvement experience, Harry’s extensive transactional skills will be invaluable as the Company determines what it should do with its two highly valuable real estate properties in New York and London. Notwithstanding how much we would enjoy a Board meeting catered by the Union Square Cafe, we respectfully submit that Harry’s credentials are far better suited to Board service at Sotheby’s than Mr. Meyer’s.

Olivier Reza vs. Robert Taubman

Olivier is a former Lazard Frères Managing Director who now leads the House of Alexandre Reza, one of the world’s foremost jewelry designers and gem collections. He is a very active art collector and has had significant interaction with Sotheby’s and Christie’s as both a buyer and a consignor over the years. Sotheby’s even hosted an exhibition in November 2013 during the important fall sales titled “The Extraordinary Jewelry of Alexandre Reza.” (http://www.sothebys.com/en/auctions/2013/the-legendary-jewels-of-alexandre-reza-n09046.html). Olivier also has significant experience in corporate boardrooms and has frequently advised boards of directors with respect to mergers and acquisitions activity at Lazard.

Sotheby’s has stated that Olivier would not add any “incremental, relevant skills, experience or expertise” to the Boardroom. First, we cannot understand how they came to any conclusion given that (a) no Board member even bothered to reach out to Olivier to interview him or hear his perspective on Sotheby’s growth potential; (b) Olivier’s experience in investment banking and luxury goods would be a unique perspective that is not otherwise represented in the Boardroom; (c) Olivier has highly relevant experience as both a consignor and a buyer of items sold through Sotheby’s and Christie’s; and (d) Olivier would double the number of internationally-oriented Directors on the Board of this truly global franchise. Again, we wonder about this Board’s processes if it is rendering snap judgments on potential Directors without even interviewing them.

Mr. Taubman’s main qualification for Board service appears to be that he is the son of the former Chairman, Alfred Taubman, and was planted on the Board when his father left the Company after being implicated in a price-fixing scandal. He and his family almost completely divested their ownership stake in Sotheby’s in 2006, yet he is entering his 14th year on this Board. Mr. Taubman is Chairman of the Compensation Committee and bears responsibility for the inordinately generous and opaque compensation packages awarded to Chief Executive Officer William Ruprecht over the years.

Why Elect Olivier Reza vs. Robert Taubman?

Since (unlike the Board), we have taken the time to research both nominees, Third Point believes the choice is clear. Olivier’s background as an investment banker and global luxury goods merchant is ideal for the Sotheby’s Boardroom. He is a thoughtful pragmatist and an impassioned collector who understands Sotheby’s from numerous perspectives. Especially when considering Mr. Taubman’s family’s long and complicated track record with the Company, it is apparent that it is time for him to move on and let Olivier serve today’s Sotheby’s shareholders.

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Shareholders of Sotheby’s have a choice – to maintain the status quo or add three independently-minded, better-qualified directors who share your financial investment in Sotheby’s future. Third Point has purchased almost 10% of Sotheby’s because we believe that, with the proper focus and leadership, the Company can unlock significant long-term value. Each of our nominees has already purchased stock and brings relevant skills to increase the Company’s value. The “Sotheby’s Three” collectively have almost no investment in Sotheby’s stock and possess far fewer relevant skills.

Thank you for your continuing support. We look forward to working on your behalf to create “A Better BID”.

Sincerely,

Daniel S. Loeb

Third Point LLC

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About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing over $14 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

Important Information: Your Vote Is Important, No Matter How Many Or How Few Shares You Own. If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

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REMEMBER: We urge you NOT to sign any Green proxy card sent to you by Sotheby’s. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.